Exhibit 10.16

Signature Page to

Bonus Unit Grant Notice

Form for Non-Employee Directors

 ANTERO MIDSTREAM PARTNERS LP

LONG-TERM INCENTIVE PLAN

BONUS UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Antero Midstream Partners LP Long-Term Incentive Plan, as amended from time to time (the “Plan”), Antero Resources Midstream Management LLC, a Delaware limited liability company (the “General Partner”) hereby grants to the individual listed below (“you” or the “Participant”) the number of Bonus Units (the “Bonus Units”) set forth below.  The Bonus Units are subject to the terms and conditions set forth herein and in the Bonus Unit Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan, each of which is incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	[___________________________________]
Date of Grant:	[________________], 20___
Total Number of Bonus Units:	[___________] Units

You will be deemed to have accepted the Bonus Units on the terms and conditions of the Plan, the Agreement and this Bonus Unit Grant Notice (this “Grant Notice”) unless you provide written notice to the General Partner within 30 days following the Date of Grant stating that you do not wish to accept the Bonus Units.  Any such notice must be sent to: Antero Resources Midstream Management LLC, 1615 Wynkoop Street Denver, Colorado 80202, Attention: Chief Administrative Officer and Regional Senior Vice President.  Upon the General Partner’s receipt of any such notice, the Bonus Units granted hereunder will automatically be forfeited and the General Partner, Antero Midstream Partners LP and their respective Affiliates will not have any further obligations to you under this Grant Notice or the Agreement.

Unless you provide written notice to the General Partner in the manner described above stating that you do not wish to accept the Bonus Units, you will be deemed to have acknowledged that (i) you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice and (ii) you agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has caused this Grant Notice to be executed by an officer thereunto duly authorized, effective for all purposes as provided above.

ANTERO RESOURCES MIDSTREAM MANAGEMENT LLC By: Alvyn A. Schopp Chief Administrative Officer and Regional Senior Vice President

Signature Page to

Bonus Unit Grant Notice

EXHIBIT A

BONUS UNIT AGREEMENT

This Bonus Unit Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached (the “Date of Grant”) by and between Antero Resources Midstream Management LLC, a Delaware limited liability company (the “General Partner”), and [____________________] (“Director”).   Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.  Award.  In consideration of Director’s past and/or continued service as a member of the Board and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the General Partner hereby grants to Director the number of Bonus Units set forth in the Grant Notice (the “Bonus Units”) on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

2. Issuance Mechanics.  The Bonus Units shall be issued in the form of Common Units to Director.  The General Partner shall (a) cause a certificate or certificates representing such Common Units to be registered in the name of Director, or (b) cause such Common Units to be held in book-entry form.  For the avoidance of doubt, Director shall not pay the General Partner any purchase price for the Bonus Units.

3. Rights as Unitholder.  Except as otherwise provided herein, upon issuance of the Bonus Units by the General Partner, Director shall have all the rights of a unitholder of the General Partner with respect to such Bonus Units subject to the restrictions herein, including the right to vote the Units.

4. Tax Withholding.  Upon any taxable event arising in connection with the Bonus Units, the General Partner shall have the authority and the right to deduct or withhold (or cause to be deducted or withheld), or to require Director to remit to the General Partner or one of its Affiliates an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to such event.  In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the General Partner or one of its Affiliates shall withhold, or cause to be surrendered, from any cash or equity remuneration (including any of the Common Units issued under this Agreement) then or thereafter payable to Director an amount equal to the aggregate amount of taxes required to be withheld with respect to such event.  The amount of such withholding shall be limited to the aggregate amount of taxes required to be withheld based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; provided,  however, that such withholding may be based on rates in excess of the minimum statutory withholding rates if (x) the Committee (i) determines that such withholding would not result in adverse accounting, tax or other consequences to the General Partner or any of its Affiliates (other than immaterial administrative, reporting or similar consequences) and (ii) authorizes such withholding at such greater rates and (y) Director consents to such withholding at such greater rates.  Director acknowledges and agrees that none of the Board, the Committee, the General Partner, the Partnership or any of their respective Affiliates has made any representation or warranty as to the tax consequences to Director as a result of the receipt of the Bonus Units.  Director represents that he is in no manner relying on the Board, the Committee, the General Partner, the Partnership or any of their respective Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. Director represents that he has consulted with any tax consultants that Director deems advisable in connection with the Bonus Units.

Membership on the Board.  Nothing in the adoption of the Plan, nor the grant of the Bonus Units, shall confer upon Director the right to continued membership on the Board or affect in any way the right of
5.

Exhibit A-1

the General Partner to terminate such membership at any time.  Any question as to whether and when there has been a termination of Director’s membership on the Board, and the cause of such termination, shall be determined by the Board or its delegate, and its determination shall be final.

6. Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Units hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any securities exchange or market system upon which the Common Units may then be listed.  No Common Units will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any securities exchange or market system upon which the Common Units may then be listed.  In addition, Common Units will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) is in effect at the time of such issuance with respect to the Common Units to be issued or (b) in the opinion of legal counsel to the Partnership, the Common Units to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Partnership to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Partnership’s legal counsel to be necessary for the lawful issuance and sale of any Common Units hereunder will relieve the Partnership of any liability in respect of the failure to issue such Common Units as to which such requisite authority has not been obtained.  As a condition to any issuance of Common Units hereunder, the General Partner or the Partnership may require Director to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the General Partner or the Partnership.

7. No Right to Continued Awards.  The grant of the Bonus Units is a one-time award and does not create any contractual or other right to receive a grant of awards or benefits in lieu of awards in the future. Future awards will be at the sole discretion of the Committee.

8. Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Director, such notices or communications shall be effectively delivered if hand delivered to Director at Director’s principal residence or if sent by registered or certified mail to Director at the last address Director has filed with the General Partner.  In the case of the Partnership or General Partner, such notices or communications shall be effectively delivered if sent by registered or certified mail to the General Partner at its principal executive offices.

9. Agreement to Furnish Information.  Director agrees to furnish to the General Partner all information requested by the General Partner to enable the General Partner or any of its Affiliates to comply with any reporting or other requirement imposed upon the General Partner or any of its Affiliates by or under any applicable statute or regulation.

10. Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Bonus Units granted hereby.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Director shall be effective only if it is in writing and signed by both Director and an authorized officer of the General Partner.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
Successors and Assigns.  The General Partner may assign any of its rights under this Agreement without Director’s consent.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the General Partner.  Subject to the restrictions on transfer set forth in the Plan, this Agreement will be
12.

Exhibit A-2

binding upon Director and Director's beneficiaries, executors, administrators and the person(s) to whom the Bonus Units may be transferred by will or the laws of descent or distribution.

13. Clawback.  Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Common Units issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

14. Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank]

Exhibit A-3